Exhibit 10.18

Certain confidential information has been omitted from this Exhibit 10.18 pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. The omitted information is indicated by the symbol “* * *” at each place in this Exhibit 10.18 where the omitted information appeared in the original.

SECOND AMENDMENT TO BI-LO/WINN-DIXIE SUPPLY AGREEMENT

THIS SECOND AMENDMENT TO BI-LO/WINN-DIXIE SUPPLY AGREEMENT (this “Second Amendment”) is entered into as of September 20, 2013, by and between BI-LO, LLC (“BWD”) and C&S Wholesale Grocers, Inc. (“C&S”), and will be effective as of September 22, 2013 (the “Effective Date”). C&S and BWD may be referred to herein individually as a “Party” and, together, as the “Parties.”

WHEREAS, the Parties have entered into that certain BI-LO/Winn-Dixie Supply Agreement dated May 10, 2013, as amended by the First Amendment to BI-LO/Winn-Dixie Supply Agreement dated June 23, 2013 (as amended, the “Existing Agreement”); and

WHEREAS, the Parties have agreed upon a revised insurance coverage plan for the Facilities and certain assets used at the Facilities including, but not limited to, property insurance for the Facilities, the inventory, warehouse and distribution equipment used in connection with the Facilities, which insurance coverage plan is set forth below;

WHEREAS, in connection with the revised insurance coverage plan, the Parties have agreed upon a * * * to the weekly Fixed Warehouse and Transportation Upcharge for the insurance component of the Fixed Warehouse and Transportation Upcharge as set forth on the amended and restated Schedule 3.6(c)(i), attached hereto;

WHEREAS, the Parties have agreed to an * * * to the weekly Fixed Warehouse and Transportation Upcharge in connection with landscaping expenses related to the Baldwin and Montgomery Facilities as set forth in the amended and restated Schedule 3.6(c)(i), attached hereto;

WHEREAS, the Parties have agreed to a per case upcharge of * * * for Merchandise purchased * * *;

WHEREAS, the Parties have agreed to make certain other adjustments as set forth herein; and

WHEREAS, the Parties desire to amend the Existing Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.	Definitions. Capitalized terms used and not defined in this Second Amendment have the meanings assigned to them in the Existing Agreement.

2.	Amendments to the Existing Agreement. As of the Effective Date, the Existing Agreement is hereby amended or modified as follows:

(a)	Section 3.6(a)(ii) of the Existing Agreement (Fixed Warehouse and Transportation Upcharge) is hereby is deleted, in its entirety, and replaced with the following:

“In accordance with Section 4.2, BWD shall pay C&S a fixed weekly warehouse and transportation upcharge in the amount of * * * (the “Fixed Warehouse and Transportation Upcharge” and together with the Variable Warehouse and Transportation Upcharge, the “BWD Upcharges”). The Fixed Warehouse and Transportation Upcharge represents the total fixed costs of the warehouse and transportation network and supporting overhead as of the Effective Date, as reflected in the BWD Upcharge Calculation as set forth on Schedule 3.6(c)(i). During the Implementation Period, BWD will pay only such portion of the Fixed Warehouse and Transportation Upcharge that is applicable to the * * *, as set forth on Schedule 3.6(c)(i). Additionally, the parties have agreed to calculate if any true-up payment is due between the parties to cover the period from * * * (as specifically described in the Second Amendment to this Agreement). The amount of the true-up payment, if any, will be mutually determined by the Parties and charged to BWD on a Weekly Statement no later than September 26, 2013. ”

(b)	Section 3.6(a) (Variable Warehouse and Transportation Upcharge) is hereby amended by adding the following new subsection to the end thereof:

* * *

(c)	Section 3.6(c)(viii) of the Existing Agreement (Insurance) is hereby deleted and replaced with the following:

“(viii) Insurance. The Parties initially inserted a “placeholder” adjustment of * * * related to insurance into Schedule 3.6(c)(i). The Parties agreed to work in good faith for 90 days from May 12, 2013 to analyze the insurance expense and claims history, and the cost to C&S to insure the transitioning operations and the impact to BWD of removing the transitioning operations. Such analysis was to include all of the relevant components of insurance, including general liability, workers compensation, auto, and property. The Parties agreed that the final agreed adjustment would be applied * * *. The parties have completed their analysis and agreed to amend and revise the “placeholder” adjustment and other insurance figures contained in Schedule 3.6(c)(i). Additionally, the parties have agreed that BWD is due a credit from C&S to cover the period from * * * (the “Pending Credit”). The amount of the Pending Credit will be mutually determined by the Parties and credited by C&S to BWD on a Weekly Statement no later than September 26, 2013.”

(d)	Section 13.1 Indemnification is hereby amended by adding the following subsection (d) to the end of Section 13.1:

“(d) Indemnification for Employee Liability. Each Party (the “Indemnifying Party”) agrees to indemnify and hold the other Party, its subsidiaries and affiliates and their respective officers, directors, employees, agents, and representatives (collectively, the “Indemnified Party”) harmless from and against any and all liabilities, damages, fines, penalties, costs, claims, demands, and expenses (including costs of defense, settlement, and attorney’s fees), of whatever type or nature to any person or entity (“Indemnifiable Claims”) to the extent arising out of: (i) any claim under any labor, employment, employee benefit, tax, or other laws or regulations of the United States or of any state or local government arising out of any action or inaction of, or with regard to, any Indemnifying Party’s employees working in or around the Facilities; (ii) any claim for (or other liabilities, costs, and expenses associated with) payment of compensation, including benefits, wages or salary, taxes, or unemployment contributions or benefits asserted by any Indemnifying Party’s employee, or any government entity, and associated with a claim or determination by any person, any federal, state, or local government entity, any court, or any other applicable entity, that any employees of an Indemnifying Party are also joint employees, co-employees, or employees in any other status or capacity of an Indemnified Party; (iii) any personal or physical injury (including but not limited to death or violation of civil rights) at the Facilities sustained by Indemnifying Party’s employees to the extent such injury is caused by the negligence or willful misconduct of the Indemnifying Party and/or its employees; and (iv) any damage or destruction of Indemnified Party’s property at a Facility to the extent caused by the negligence or willful misconduct of Indemnifying Party and/or its employees. In addition,

BWD agrees to indemnify and hold C&S, its subsidiaries and affiliates and their respective officers, directors, employees, agents, and representatives harmless from and against any and all Indemnifiable Claims to the extent arising out of or related to any claim by BWD’s employees with respect to C&S’s handling, transportation or delivery of payroll checks for BWD employees and any employee information set forth thereon. The obligations in this paragraph will survive any termination of the Supply Agreement. Indemnified Party agrees to notify the Indemnifying Party in writing of any asserted claim relating to the subjects contained in this Section 13.1(d) within fifteen (15) business days of being served with or otherwise learning of the claim. After consultation with the Indemnified Party, the Indemnifying Party shall have the right to select counsel with respect to the defense of any litigation covered by this Section 13.1(d). The Indemnifying Party will not pay or agree to pay any asserted claim under this section without prior written consent of the Indemnified Party, which approval shall not be unreasonably withheld. The indemnification provisions in this Section 13.1(d) shall be in addition to and shall not lessen any indemnification obligations arising under, or relating to, the Asset Purchase Agreement, dated as of June 20, 2013, as amended, by and between BWD, Winn-Dixie Stores, Inc., Winn-Dixie Logistics, Inc., C&S Wholesale Services, Inc. and C&S (for the limited purposes set forth therein). Furthermore, to the extent any provision in this Section 13.1(d) conflicts with or contradicts the indemnification obligations set forth in Sections 13.1(a), 13.1(b) or 13.1(c), the terms of this Section 13.1(d) shall supersede all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.”

(e)	Section 13.2 Insurance is deleted, in its entirety, and replaced with the following:

“13.2 Insurance.

(a) BWD Insurance. Prior to commencement of services, BWD shall procure and maintain at its own cost, during the term of this Agreement, the amounts and types of insurance coverage that are reasonably appropriate for the arrangement contemplated by this Agreement. At a minimum, such coverages will include:

i. Workers’ Compensation Insurance: BWD shall maintain workers’ compensation insurance with Part A Statutory limits in accordance with the laws of the states in which BWD has operations or conducts business and Part B Employers’ Liability limits not less than * * *.

*Workers’ Compensation Insurance shall include the Alternate Employer Endorsement naming C&S Wholesale Grocers, Inc. its subsidiaries and affiliates, including C&S Wholesale Services, Inc. as the Alternate Employer for any BWD employees working in or around any of the Facilities.

ii. Automobile Liability Insurance: BWD shall maintain automobile liability insurance for all vehicles owned, non-owned, leased, hired or otherwise used by BWD with limits of not less than * * * combined single limit.

iii. General Liability Insurance: BWD shall maintain general liability insurance including Contractual Liability, Personal Injury and Advertising, and Products/Completed Operations for losses including but not limited to bodily injury, death, or property damage, with limits of not less than * * * per occurrence.

iv. * * *

v. Umbrella Liability: BWD may utilize umbrella or follow form excess liability to meet required limits.

vi. Certificates of Insurance and Statements of Values. Prior to commencement of services, and on an annual basis thereafter, BWD shall provide C&S with Certificates of Insurance evidencing compliance with Section 13.2(a) and naming C&S, its Subsidiaries and Affiliates as an additional insured. Such certificates shall state that the insurance policies may not be terminated, suspended, materially amended or cancelled except as consistent with policy notification provisions to C&S. Consistent with the foregoing, BWD is required to notify C&S in writing at least thirty (30) days in advance if any property insurance coverage or limits applicable herein are materially amended, cancelled, suspended, or otherwise terminated. On an annual basis or as reasonably required by BWD or its insurers, C&S shall submit a statement of values proving full replacement cost values for the Merchandise, Inventory, Transportation Equipment and Facilities insured under the BWD property insurance program.

vii. C&S as Additional Insured. C&S, its Subsidiaries and Affiliates shall be added as an additional insured on general, auto and excess liability and on the property insurance pursuant to coverage required under Section 13.2(a)(ii-v). C&S, its subsidiaries and affiliates, as additional insured on general, auto, and excess liability policies pursuant to this provision shall be subject to the same terms and conditions as BWD has under its own coverage as primary insured. To the extent the additional insured policy terms provide broader liability coverage to C&S than allowed contractually in this Agreement, BWD is entitled to seek reimbursement from C&S for any and all costs relating to a C&S claim, including, but not limited to self-insured retentions, deductibles, and allocated loss adjusting expenses. C&S acknowledges and agrees that any property loss not in excess of * * * per occurrence shall not constitute a claim against any property coverage for which C&S is named as an additional insured as required by Section 13.2(a)(iv), C&S shall not submit any such property loss as a claim under said insurance policies, and C&S shall not be entitled to any reimbursement, contribution or remuneration whatsoever from BWD for any such property loss. C&S shall instead treat any such property loss as a maintenance expense that has already been included in the BWD Upcharges. To the extent any such occurrence results in property loss in excess of * * *, BWD shall be liable for any such loss up to the amount of the applicable deductible or self-insured retention.

viii. Other Insurance Requirements. All insurance required to be procured and maintained by BWD hereunder shall be written on an occurrence basis by an admitted insurance company (or companies) licensed to write insurance in the jurisdiction(s) where operations are located and conducted; of good financial standing and having an A.M. Best rating of A- or better. Such insurance shall include coverage for any and all liability assumed by BWD hereunder. Claims made policies can be utilized in place of occurrence based but the claims made policy must show evidence of appropriate retroactive dates to sufficiently cover inception or completion of services contemplated by this Agreement. Notwithstanding anything to the contrary, C&S acknowledges that BWD may maintain large deductible or self-insured retentions.

(b) C&S Insurance. C&S shall procure and maintain at its own cost, during the term of this Agreement, the amounts and types of insurance coverage that are reasonably appropriate for the arrangement contemplated by this Agreement, Notwithstanding anything to the contrary, BWD acknowledges that C&S may maintain large deductibles or self-insured retentions.

i. Workers’ Compensation Insurance: C&S shall maintain workers’ compensation insurance with Part A Statutory limits in accordance with the laws of the states in which C&S has operations or conducts business and Part B Employers’ Liability limits not less than * * *.

ii. Automobile Liability Insurance: C&S shall maintain automobile liability insurance for all vehicles owned, non-owned, leased, hired or otherwise used by C&S with limits of not less than * * * combined single limit.

iii. General Liability Insurance: C&S shall maintain general liability insurance including Contractual Liability, Personal Injury and Advertising, and Products/Completed Operations for losses including but not limited to bodily injury, death, or property damage, with limits of not less than * * * per occurrence.

iv. Umbrella Liability: C&S may utilize umbrella or follow form excess liability to meet required limits.

v. Insurance Included in the Upcharge: The Parties agree that the premiums for the insurance coverages listed in Section 13.2(b)(i) – (iv) listed above have already been included in the BWD Upcharge. The Parties may also mutually agree to include the cost of environmental coverage, management liability, and/or motor cargo insurance coverage (collectively, “Other Included Coverage”) in the upcharge.

vi. Optional Insurance: C&S may at its option and expense maintain all-risk property insurance in an amount sufficient to insure any C&S inventory, merchandise or equipment located at the Facilities and used by C&S to service entities other than BWD. C&S may also at its option and expense obtain insurance to cover damage to the Transportation Equipment to the extent used to provide services to BWD when such Transportation Equipment is on the road or located away from a Facility. The insurance listed in this Section 13.2(b)(vi), business interruption insurance, and any other insurance not covered by Section 13.2(b)(i) through (v) is considered “Optional Insurance”. C&S may procure Optional Insurance at its own expense, and the cost of same will not be added to the upcharge.

vii. Certificates of Insurance. Prior to commencement of services, and on an annual basis thereafter, C&S shall provide BWD with Certificates of Insurance evidencing compliance with Section 13.2(b) and naming BWD as an additional insured (as required by Section 13.2(b)viii.). Such certificates shall state that the subject insurance policies may not be terminated, suspended, materially amended or cancelled except as consistent with policy notification provisions to BWD. Consistent with the foregoing, C&S is required to notify BWD in writing at least thirty (30) days in advance if any property insurance coverage or limits applicable herein are materially amended, cancelled, suspended, or otherwise terminated.

viii. BWD as Additional Insured. BWD and its subsidiaries and affiliates shall be added as an additional insured with respects to General Liability, Auto Liability, and Umbrella Liability. C&S agrees to schedule appropriate contracts to its Environmental Liability Insurance to meet contractual requirements within said contracts. C&S is not required to name BWD as an additional insured on any Optional Insurance or Other Included Coverage. BWD as additional insured pursuant to this provision shall be subject to the same terms, conditions, self-insured retentions, deductibles, and allocated loss adjusting expenses as C&S has under its own coverage as primary insured. To the extent the additional insured policy terms provide broader coverage to BWD than required contractually in this Agreement, C&S is entitled to seek reimbursement from BWD for any and all costs relating to a BWD claim, including, but not limited to self-insured retentions, deductibles, and allocated loss adjusting expenses.

ix. Other Insurance Requirements. All insurance required to be procured and maintained by C&S hereunder shall be written on an occurrence basis by an admitted insurance company (or companies) licensed to write insurance in the jurisdiction(s) where operations are located and conducted; of good financial standing and having an A.M. Best rating of A- or better. Such insurance shall include coverage for any and all liability assumed by C&S hereunder. Claims made policies can be utilized in place of occurrence based but the claims made policy must show evidence of appropriate retroactive dates to sufficiently cover inception or completion of services contemplated by this Agreement.”

(f)	As of the Effective Date, Schedule 3.6(c)(i) to the Existing Agreement is hereby deleted and replaced with the revised Schedule 3.6(c)(i), which is attached to this Second Amendment.

3.

Date of Effectiveness; Limited Effect. This Second Amendment is effective as of the Effective Date. Except as expressly provided in this Second Amendment, all of the terms and provisions of the Existing Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Existing Agreement or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Effective Date, each reference in the Existing Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein” or words of the like import, and each reference to the Existing Agreement in any other agreements, documents or instruments executed and delivered pursuant to, or in connection with, the Existing Agreement, will mean and be a reference to the Existing Agreement as amended by this Second Amendment.

4.	Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a)	It has the full right, power and authority to enter into this Second Amendment and perform its obligations hereunder and under the Existing Agreement as amended by this Second Amendment.

(b)	The execution of this Second Amendment by the individual whose signature is set forth at the end of this Second Amendment on behalf of such Party, and the delivery of this Second Amendment by such Party, have been duly authorized by all necessary action on the part of such Party.

(c)	This Second Amendment has been executed and delivered by such Party and (assuming due authorization, execution and delivery by the other Party hereto) constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

5.	Miscellaneous.

(a)	This Second Amendment is governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflict of law provisions of such State.

(b)	This Second Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.

(c)	The headings in this Second Amendment are for reference only and do not affect the interpretation of this Second Amendment.

(d)	This Second Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Agreement electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Second Amendment.

(e)	This Second Amendment constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Parties have executed this Second Amendment as of the date first written above.

BI-LO, LLC

By:	/s/ M. Sandlin Grimm
Name: M. Sandlin Grimm
Title: Vice President, General Counsel, and Secretary

C&S WHOLESALE GROCERS, INC.

By:	/s/ William M. Boyd, III
Name: William M. Boyd, III
Title: SVP, General Counsel, Secretary

SIGNATURE PAGE TO SECOND AMENDMENT TO SUPPLY AGREEMENT

Schedule 3.6(c)(i)

Upcharge Calculation Detail

Effective as of August 18, 2013, Schedule 3.6(c)(i) to the Supply Agreement between BI-LO, LLC (“BWD”) and C&S Wholesale Grocers, Inc. (“C&S”), as amended is replaced by this revised Schedule 3.6(c)(i), Upcharge Calculation Detail, attached hereto.

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